Exhibit 8.2

Crowe Horwath LLP
Independent Member Crowe Horwath International

488 Madison Avenue, Floor 3 New York, New York 1002-5722 Tel 212.572.5500 Fax 212.572.5572 www.crowehorwath.com

DRAFT STATE TAX OPINION (As of December 8, 2016)

                    , 2017

Board of Trustees

PCSB Bank

2651 Strang Boulevard, Suite 100

Yorktown Heights, New York 10598

Re:	State Tax Opinion Relating to Conversion of PCSB Bank from a New York-Chartered Mutual Savings Bank into a New York-Chartered Stock Savings Bank

Members of the Board Trustees:

You have asked for our opinion on the consequences of the Plan of Conversion, as approved by the Board of Trustees on December 7, 2016 (the “Plan”) on the New York Corporate Franchise Tax measured by business income and the New York Corporate Franchise Tax under the fixed dollar minimum tax formula, and certain New York Personal Income Tax consequences to individual account holders who are New York residents, resulting directly from the Plan described in the facts below. In accordance with your request, we render our opinion relating to the New York State franchise tax on business corporations (“Corporate Franchise Tax”) and certain New York State personal income tax (“Personal Income Tax”) consequences of the proposed conversion (the “Conversion”) of PCSB Bank (the “Bank”) from a New York-chartered mutual savings bank to a New York-chartered stock savings bank (the “Stock Bank”), concurrent with an acquisition of all the Bank’s to-be-issued stock by PCSB Financial Corporation (the “Holding Company”). All capitalized terms used in this letter, unless defined otherwise, shall have the same meaning assigned to them as in the Plan of Conversion, as approved by the Board of Trustees on December 7, 2016 (the “Plan”).

We have not considered any non-income tax consequences, or state, local or foreign income tax consequences, other than the Corporate Franchise Tax measured by business income and under the fixed dollar minimum tax formula, and Personal Income Tax matters directly addressed in our opinion, and therefore, do not express any opinion regarding the treatment that would be given the transaction by the applicable authorities on any other state, federal local or foreign tax issues. We also express no opinion on nontax issues such as corporate law or securities law matters. We express no opinion other than that as stated below, and neither this opinion nor any prior statements are intended to imply or to be an opinion on any other matters.

Statement of Facts

In rendering our opinion, we have relied upon the facts, information, assumptions and representations as contained in the Plan, including all exhibits attached thereto, and upon the federal income tax opinion regarding the Plan, prepared by the Luse Gorman, PC that is to be included in the regulatory filings pertaining to the Plan (the “Federal Tax Opinion”). We have assumed that these facts are complete and accurate and have not independently audited or otherwise verified any of these facts or assumptions. You have represented to us that we have been provided with all of the facts necessary to render our opinion.

Board of Trustees

PCSB Bank

                    , 2017

A brief, but not necessarily all-inclusive, summary of the Plan is as follows:

The Bank is a mutual savings bank organized under the laws of the State of New York that is in the process of converting to a New York-chartered stock savings bank. As a New York-chartered mutual savings bank, the Bank has no authorized capital stock. Instead the Bank, in mutual form, has a unique equity structure. A depositor in the Bank is entitled to payment of interest on his or her account balance as declared and paid by the Bank. A depositor has no right to a distribution of any earnings of the Bank, except for interest paid on the deposit balance, and such earnings become retained earnings of the Bank. However, a depositor has a pro-rata ownership interest in the net worth of the Bank based upon the deposit balance in his or her account. This interest may only be realized in the event of a complete liquidation of the Bank. A depositor who reduces or closes his or her deposit account with the Bank receives solely the balance of his or her deposit account. In connection with and at the time of the Conversion, Eligible Account Holders and Supplemental Eligible Account Holders will exchange their liquidation rights in the Bank for an interest in a liquidation account (“Liquidation Account”) established at the Stock Bank.

The Holding Company has been formed under the laws of the State of Maryland for the purpose of the proposed transactions described herein, to engage in business as a bank holding company and to hold all of the stock of the Stock Bank. The Holding Company will issue shares of its voting common stock (“Company Stock”), upon completion of the mutual-to-stock conversion of the Bank, to persons purchasing such shares as described in greater detail below.

Following regulatory approval, the Plan provides for the offer and sale of shares of Common Stock in a Subscription Offering pursuant to nontransferable subscription rights on the basis of the following preference categories: (1) Eligible Account Holders of the Bank; (2) the Bank’s tax-qualified employee stock benefit plans, including the newly formed employee stock ownership plan and the Bank’s 401(k) plan; and (3) Supplemental Eligible Account Holders of the Bank, all as described in the Plan. The minimum amount of shares in the offering range must be sold. If shares remain after all orders are filled in the categories described above, the Plan calls for a community offering to the general public with a preference for members of the general public residing in Duchess, Putnam, Rockland and Westchester Counties, New York (“Community Offering”), followed by a syndicated community offering (“Syndicated Community Offering”) and/or a firm commitment offering for the shares not sold in the Community Offering.

Pursuant to the Plan, all such shares will be issued and sold at a uniform price per share. The aggregate purchase price at which all shares of Common Stock will be offered and sold pursuant to the Plan will be equal to the estimated pro forma market value of the Bank, as converted. The estimated pro forma market value will be determined by RP Financial, LC., an independent appraiser. The conversion of the Bank from mutual-to-stock form and the sale of newly issued shares of the stock of the Stock Bank to the Holding Company will be deemed effective concurrently with the closing of the sale of Common Stock. A misstatement or omission of any fact or a change or amendment in any of the facts, assumptions or representations upon which we have relied may require a modification of all or a part of this opinion.

Corporate Franchise Tax on Business Corporations

Effective for tax years beginning on or after January 1, 2015, the franchise tax on banking corporations under Tax Law Article 32 was repealed, and banking corporations are subject to the Corporate Franchise Tax under Tax Law Article 9-A. New York 2014-15 Budget Bill.

Board of Trustees

PCSB Bank

                    , 2017

The Corporate Franchise Tax is imposed on a corporation for the privilege of exercising its corporate franchise, doing business, employing capital, owning or leasing property in New York in a corporate or organized capacity, maintaining an office in New York, or deriving receipts from activity in New York. N.Y. Tax Law § 209(a). The term “corporation” includes: (a) an association within the meaning of Section 7701(a)(3) of the Internal Revenue Code of 1986, as amended (“IRC”) (including a limited liability company), (b) a joint-stock company or association, (c) a publicly traded partnership treated as a corporation for purposes of the IRC § 7704 and (d) any business conducted by a trustee or trustees wherein interest or ownership is evidenced by certificate or other written instrument.

A corporation’s tax liability is the highest of three alternative bases: (1) business income, (2) capital and (3) a fixed dollar minimum tax. N.Y. Tax Law § 210(1). The scope of this opinion is limited to the consequences of the Plan on the computation of the business income and the fixed dollar minimum tax bases of the Corporate Franchise Tax.

In general, the tax on business income is calculated by reference to federal taxable income reported to the United States Treasury (entire net income), reduced by investment income and other exempt income, multiplied by the applicable tax rate. N.Y. Tax Law § 208(8) and 210(1)(a).

Entire net income, a starting-point for computing business income, is defined as “total net income from all sources which shall be presumably the same as the entire taxable income, which, except as hereinafter provided in this subdivision, the taxpayer is required to report to the United States treasury department.” N.Y. Tax Law § 208(9).

N.Y. Tax Law § 208(9)(a) and (b) provide modifications and adjustments required in computing entire net income. There are no modifications or adjustments to entire net income relating to the IRC sections cited in the Federal Tax Opinion.

Investment income is defined as “income, including capital gains in excess of capital losses, from investment capital, to the extent included in computing entire net income” less interest deductions. N.Y. Tax Law § 208(6)(a)(i). The term “other exempt income” means the sum of exempt controlled foreign corporation income and exempt unitary corporation dividends. N.Y. Tax Law § 208(6-a)(a). In computing investment income, exempt controlled foreign corporation income and exempt unitary corporation dividends, there are no modifications or adjustments to investment income relating to the IRC sections cited in the Federal Tax Opinion.

Based on the foregoing, with respect to the Corporate Franchise Tax calculated on the basis of business income it is more likely than not that the Plan should be treated the same manner as it is treated for federal income tax purposes.

The fixed dollar minimum tax is calculated by reference to New York receipts, which are receipts included in the numerator of the apportionment factor determined under N.Y. Tax Law § 210-A for the taxable year. N.Y. Tax Law § 210(1)(d)(1)(E). The apportionment factor is “a fraction, determined by including only those receipts, net income, net gains, and other items that are included in the computation of the taxpayer’s business income for the taxable year.” N.Y. Tax Law § 210-A(1). Accordingly, since there is no effect on the computation of business income as a result of the Plan, it is more likely than not that the Plan will have no effect on the Corporate Franchise Tax calculated on a fixed minimum tax basis.

N.Y. Tax Law § 211(1) states that “every taxpayer which ceases to exercise its franchise or to be subject to the tax imposed by this article shall transmit to the commissioner a report on the date of such cessation or at such other time as the commissioner may require covering each year or period for which no report was theretofore filed.” Since the Bank will continue to exercise its franchise as the Stock Bank, it is more likely than not that the Plan will not end the taxable year of the Bank and the taxable year of the Bank should be used as the taxable year of the Stock Bank.

Board of Trustees

PCSB Bank

                    , 2017

Personal Income Tax

The Personal Income Tax is imposed on New York taxable income of all resident individuals. N.Y. Tax Law § 601. The New York taxable income of a resident individual is New York adjusted income, reduced by the New York deduction and New York exemptions. N.Y. Tax Law § 611(a).

New York adjusted income is calculated by reference to federal adjusted gross income reported for the taxable year with certain modifications. N.Y. Tax Law § 612(a). New York deductions and subtractions from federal adjusted gross income are provided in N.Y. Tax Law § 613 through § 616. There are no modifications or adjustments applicable to transactions relating to the IRC sections cited in the Federal Tax Opinion. Therefore, it is more likely than not that the receipt of subscription rights and/or liquidation interests under the Plan should be treated the same as for federal income tax purposes.

Opinion

You have provided us with a copy of the Federal Tax Opinion regarding the Plan, in which Luse Gorman, PC has opined that the various proposed transactions to be undertaken as part of the Plan will be treated for federal income tax purposes as “reorganizations” within the meaning of IRC § 368(a)(1).

Our opinion regarding the Corporate Franchise Tax and certain Personal Income Tax consequences related to the Plan adopts and relies upon the facts, representations, assumptions, and conclusions as set forth in the Federal Tax Opinion and incorporates the capitalized terms contained in the Federal Tax Opinion. Our opinion assumes that the ultimate federal income tax consequences of the Plan will be those as described in the Federal Tax Opinion. Based upon that information, we render the following opinion with respect to the Corporate Franchise Tax and certain Personal Income Tax consequences of the Plan:

(1)	It is more likely than not that the federal income tax treatment of the Plan will be respected for purposes of the Corporate Franchise Tax calculated on the basis of business income.

(2)	It is more likely than not that the Plan will have no effect on the Corporate Franchise Tax calculated on a fixed minimum tax basis.

(3)	It is more likely than not that the federal income tax treatment of the receipt of subscription rights and/or liquidation interests will be respected for purposes of the Personal Income Tax of Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who are otherwise subject to the New York Personal Income Tax.

Limitations on Opinion

Our opinion is as of December __, 2016 and we accept no responsibility to update this opinion for events, transactions, circumstances or changes in any of the facts, assumptions or representations occurring after this date.

The discussion and conclusions set forth herein are based upon the New York State Tax Law and existing administrative and judicial interpretations thereof, as of              (date)              all of which are subject to change. If there is a change, including a change having retroactive effect, in the New York State Tax Law or in the prevailing judicial interpretation of the foregoing, the opinions expressed herein would necessarily have to be re-evaluated in light of any such changes. We have no responsibility to update this opinion for any such changes occurring after the date of this letter.

Board of Trustees

PCSB Bank

                    , 2017

The opinions expressed herein are based solely upon our interpretation of New York State Tax Law as interpreted by court decisions, and by rulings and procedures issued by the New York State Department of Taxation and Finance (the “Department”) as of the date of this letter.

Our opinions are not binding on the New York State Department of Taxation and Finance (the “Department”), and there can be no assurance that The Department will not take a position contrary to any of the opinions expressed herein.

The opinion expressed herein reflects our assessment of the probable outcome of litigation and other adversarial proceedings based solely on an analysis of the existing tax authorities relating to the issues. It is important, however, to note that litigation and other adversarial proceedings are frequently decided on the basis of such matters as negotiation and pragmatism upon the outcome of such potential litigation or other adversarial proceedings.

Should it finally be determined that the facts or the federal income tax consequences are not as described in the Federal Tax Opinion, the Corporate Franchise Tax consequences, the Personal Income Tax consequences and our New York State tax opinion may differ from what is contained herein. If any fact contained in this opinion letter or the Federal Tax Opinion changes to alter the federal income tax treatment, it is imperative that we be notified in order to determine the effect, if any, on the New York State tax consequences. We have no responsibility to update this opinion for events, transactions, circumstances, or changes in any of the facts, assumptions or representations occurring after the date of this letter. This opinion is given solely for the benefit of the Bank, the Stock Bank, the Holding Company, the Eligible Account Holders, and the Supplemental Eligible Account Holders, and may not be relied upon by any other party without our express written consent.

Use of Opinion

We hereby consent to the filing of the opinion as an exhibit to the Registration Statement, and as an exhibit to the Applications with respect to the Plan, as applicable. We also consent to the references to our firm in the prospectus which is a part of the Registration Statement and the Applications.

Very truly yours,

Crowe Horwath LLP